EXHIBIT 2

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is made as of October 13, 2015 by and between Cambridge Equities, LP (“Cambridge”) and Sorrento Therapeutics, Inc. (“Sorrento”).

RECITALS

WHEREAS, Sorrento owns 5,618,326 shares of common stock, par value $0.0001 per share (“Common Stock”), of NantKwest, Inc. (the “Company”); and

WHEREAS, Sorrento wishes to grant Cambridge the right and option, on the terms and subject to the conditions set forth in this Agreement, to purchase from Sorrento up to 2,000,000 shares of the Company’s Common Stock (the “Shares”);

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Grant of Option.

(a) Subject to the terms and conditions of this Agreement, Sorrento hereby grants to Cambridge an unconditional, irrevocable option (the “Option”) to purchase all or a portion of the Shares (i.e., up to 2,000,000 shares of Common Stock), at a price of $15.295 per share (the “Purchase Price”). Prior to the end of the Exercise Period, Sorrento shall not sell, dispose of, transfer, pledge or otherwise encumber any of the Shares. The number of shares of Common Stock that may be purchased upon exercise of the Option and the Purchase Price will be proportionately adjusted for any stock splits, stock dividends, combinations or the like.

(b) The Option may be exercised by Cambridge, in whole or in part, at any time, or from time to time, during the period beginning on January 1, 2016 and ending on (and including) March 31, 2016 (the “Exercise Period”).

(c) The Option shall be exercisable by Cambridge by delivery of written notice to Sorrento (the “Exercise Notice”), which notice shall (i) reference this Agreement, (ii) specify a date for closing (which shall be no later than five (5) business days after the date such notice is given) and (iii) specify the number of Shares with respect to which the Option is being exercised. Cambridge may deliver to Sorrento one or more Exercise Notices during the Exercise Period.

2. Closing. The closing of the sale and purchase of the Shares in connection with each Option exercise (the “Closing”) shall take place on the date specified by Cambridge in the Exercise Notice. At the Closing, the parties shall execute a stock purchase agreement, substantially in the form attached hereto as Exhibit A (including executing exhibits thereto), covering the Shares being purchased pursuant to the applicable Exercise Notice.

3. Sorrento Representations. Sorrento hereby represents and warrants to Cambridge that: (a) Sorrento has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (b) the execution, delivery and performance by Sorrento of this Agreement have been approved by all requisite action on the part of Sorrento; (c) the execution, delivery and performance of this Agreement does not and will not: (i) violate or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, contract, agreement or understanding presently in effect applicable to Sorrento (including the charter and governing documents of Sorrento) or (ii) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (d) this Agreement constitutes a legal, valid and binding obligation of Sorrento enforceable against it in accordance with its terms; (e) Sorrento has good title to and is the sole owner of all of the Shares, free and clear of all liens, charges and any encumbrances of any kind whatsoever; (f) Seller is not a party to any voting, trust, proxy or other agreement or understanding with respect to the voting of the Shares or any other capital stock of the Company; (g) Sorrento is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended; and (h) Sorrento (i) is a sophisticated person; (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the execution of this Agreement; (iii) has independently and without reliance upon Cambridge, and based on such information as Sorrento has deemed appropriate, made its own analysis and decision to enter into this Agreement; and (iv) acknowledges that arm’s-length negotiations between Sorrento and Cambridge resulted in Sorrento agreeing to the sufficiency of the Purchase Price set forth in this Agreement. Sorrento acknowledges that Cambridge has not given Sorrento any investment advice, credit information or opinion on whether the grant of the Option hereunder or the entry into this Agreement is prudent.

4. Confidentiality. The terms of this Agreement, including, without limitation, the Purchase Price, shall remain confidential and shall not be disclosed by Sorrento (other than to Sorrento’s accountants, attorneys and advisors) without the prior written consent of Cambridge, except to the extent such disclosure is ordered by a court of competent jurisdiction, is required in order to comply with applicable law, is required by service of legal process, or is necessary to effect the terms of this Agreement.

5. Governing Law; Arbitration. This Agreement and any matter or dispute relating hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Any and all disputes arising out of or related to this Agreement shall be resolved pursuant to binding arbitration held in the County of Los Angeles in the State of California and administered by the Judicial Arbitration and Mediation Services, Inc. pursuant to its Comprehensive Arbitration Rules and Procedures then in effect.

6. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

7. Successors and Assigns. Neither this Agreement nor the rights or obligations created herein may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that Cambridge shall be free to assign this Agreement to (a) an affiliate of Cambridge or (b) the Company. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile or .pdf signature and the other party shall be entitled to rely on such facsimile or .pdf signature as evidence that this Agreement has been duly executed by such party.

11. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the date first written above.

SORRENTO THERAPEUTICS, INC.

By:	/s/ Henry Ji
Name:	Henry Ji
Title:	President & CEO

CAMBRIDGE EQUITIES, LP

By:	MP13 Ventures, LLC, its General Partner

By:	/s/ Charles Kenworthy
Name:	Charles Kenworthy
Title:	Manager

SIGNATURE PAGE TO OPTION AGREEMENT